Exhibit 12.02

CITIGROUP INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES (1)
INCLUDING PREFERRED STOCK DIVIDENDS

		Years ended December 31,
In millions of dollars, except for ratios	2017	2016	2015	2014	2013
EXCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense (other than interest on deposits)	$9,931	$7,211	$6,869	$7,998	$9,941
Interest factor in rent expense	345	361	414	460	460
Dividends--Preferred Stock	1,213	1,077	769	511	194
Total fixed charges	$11,489	$8,649	$8,052	$8,969	$10,595

Income
Income from continuing operations before taxes and noncontrolling interests	$22,761	$21,477	$24,826	$14,701	$19,802
Fixed charges (including preferred stock dividends)	11,489	8,649	8,052	8,969	10,595
Total income	$34,250	$30,126	$32,878	$23,670	$30,397

Ratio of income to fixed charges excluding interest on deposits	2.98	3.48	4.08	2.64	2.87

INCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense	$16,517	$12,511	$11,921	$13,690	$16,177
Interest factor in rent expense	345	361	414	460	460
Dividends--Preferred Stock	1,213	1,077	769	511	194
Total fixed charges	$18,075	$13,949	$13,104	$14,661	$16,831

Income
Income from continuing operations before taxes and noncontrolling interests	$22,761	$21,477	$24,826	$14,701	$19,802
Fixed charges (including preferred stock dividends)	18,075	13,949	13,104	14,661	16,831
Total income	$40,836	$35,426	$37,930	$29,362	$36,633

Ratio of income to fixed charges including interest on deposits	2.26	2.54	2.89	2.00	2.18

(1)
Citigroup adopted Accounting Standards Update (ASU) 2014-01, Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects in the first quarter of 2015. The ASU is applicable to Citigroup’s portfolio of low income housing tax credit partnership interests. The adoption of this ASU was applied retrospectively, and among other items, impacts Citigroup’s Income from continuing operations before taxes and non-controlling interests for all periods presented. See Citi’s Current Report on Form 8-K furnished to the SEC on April 8, 2015.